NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

           STAGE STORES, INC. ANNOUNCES FOURTH QUARTER
                   AND FULL YEAR 1998 RESULTS
                 ______________________________

HOUSTON, TX, March 11, 1999 -- Stage Stores, Inc. (NYSE: SGE) today announced results for the fourth quarter and full year ended January 30, 1999.

Net sales for the fourth quarter of 1998 decreased 3.3% to $357.3 million from $369.4 million for the same period last year. This year's total sales for the fourth quarter are not comparable to sales reported for the fourth quarter of 1997 as last year's sales included the liquidation sales and related strong grand opening volumes associated with the C.R. Anthony store conversions. Comparable store sales decreased 5.7% during the quarter. The net loss for the fourth quarter was $2.9 million, or $0.10 per share on a diluted basis, as compared to net income before extraordinary items of $17.5 million, or $0.62 per share on a diluted basis, for the comparable period last year.

Net sales for the full year ended January 30, 1999 increased 9.3% to $1,173.5 million from $1,073.3 million for the same period last year. Comparable store sales for the year decreased 3.0%. Income before extraordinary items was $3.7 million, or $0.13 per share on a diluted basis, this year versus income before extraordinary items of $34.5 million, or $1.30 per share on a diluted basis, a year ago.

Commenting on the results, Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "We are extremely disappointed with our fourth quarter results which primarily reflect the negative impact that the unseasonably warm fall weather had on our top line sales and gross margin performance. The warm fall weather dampened the sales


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
Stage Stores, Inc. Announces
Fourth Quarter 1998 Results
Page - 2


of our traditional cold weather categories and, as a result, we significantly increased our promotional activity in order to ensure the timely liquidation of our seasonal merchandise. As a result of our liquidation efforts, we ended the quarter with inventories per square foot on a comparable basis approximately 8.0% below last year which has allowed us to effectively transition our inventories to our spring assortments. We are currently in the final stages of the transition process, and although it is still early in the first quarter, we are pleased with the level of sales that we are seeing in our spring merchandise."

Mr. Tooker, continued, "It is important to note that we saw strength during the fourth quarter in those merchandise categories which are the drivers of our business. Key categories such as missy sportswear, special sizes, active wear, petites, juniors, cosmetics and gifts all posted positive comparable store sales."

Mr. Tooker, concluded, "Despite the difficulties experienced over the last three quarters, our small market stores continued to outperform our large market stores, there was no significant change in the competitive landscape within our small market areas and we did not lose market share. We have analyzed and identified the non-weather related issues that impacted our performance and have put plans in place to address each one. We continue to believe as strongly as ever in the soundness of our concept and unique retailing niche and we remain bullish on our future prospects and potential."

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 679 stores in 34 states at the end of the fourth quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

                       (Tables to Follow)

                                 Stage Stores, Inc.
                   Consolidated Condensed Statement of Operations
                      (in thousands, except per share amounts)
                                     (unaudited)

                             Three Months Ended         Twelve Months Ended
                             1/30/99      1/31/98      1/30/99      1/31/98

Net sales                   $357,349     $369,398    $1,173,547   $1,073,316
Cost of sales and related
buying, occupancy and
distribution expenses        267,756      248,910       839,238      730,179
Gross profit                  89,593      120,488       334,309      343,137

Selling, general and
administrative expenses       76,854       76,259       271,477      240,011
Store opening and closure
costs                          5,281        5,838        10,192        8,686
Operating income               7,458       38,391        52,640       94,440

Interest, net                 12,187       10,119        46,471       38,277

Income (loss) before income
tax and extraordinary item    (4,729)      28,272         6,169       56,163
Income tax expense (benefit)  (1,795)      10,745         2,455       21,623

Income (loss) before
extraordinary item            (2,934)      17,527         3,714       34,540
Extraordinary item - early
retirement of debt                --         (765)           --      (18,295)

Net income (loss)           $ (2,934)    $ 16,762    $    3,714    $  16,245

Basic earnings (loss) per
common share data:

Basic earnings  (loss) per
common share before
extraordinary item          $  (0.10)    $   0.63    $     0.13    $   1.34

Extraordinary item - early
retirement of debt                --        (0.03)           --       (0.71)

Basic earnings (loss) per
common share                $  (0.10)    $   0.60    $     0.13    $   0.63

Basic weighted average
common shares outstanding     27,954       27,734        27,885      25,808

Diluted earnings (loss) per
common share data:

Diluted earnings (loss) per
common share before
extraordinary item          $  (0.10)    $   0.62    $     0.13    $  1.30

Extraordinary item - early
retirement of debt                --        (0.03)           --      (0.69)




Diluted earnings (loss) per
common share                $  (0.10)    $   0.59    $     0.13    $  0.61

Diluted weighted average
common shares outstanding     27,954       28,434        28,428     26,483


Comparable store sales data    (5.7%)        3.5%         (3.0%)      4.1%

                     Stage Stores, Inc.,
             Consolidated Condensed Balance Sheet
                        (in thousands)
                         (unaudited)


                                      1/30/99        1/31/98

              ASSETS
Cash and cash equivalents          $   12,832     $   23,315
Undivided interest in accounts
receivable trust                       69,816         61,211
Merchandise inventories, net          341,316        303,115
Other current assets                   84,473         78,205
      Total current assets            508,437        465,846

Fixed assets, net                     233,263        171,654
Goodwill, net                          92,551         95,486
Other assets                           23,429         26,410
                                   $  857,680     $  759,396

   LIABILITIES AND STOCKHOLDERS'
              EQUITY
Accounts payable                   $   82,779     $   91,799
Other current liabilities              52,706         53,291
Current portion of long-term debt
including credit facilities            46,814          2,692
      Total current liabilities       182,299        147,782

Long-term debt including credit
facilities                            445,968        395,248
Other long-term liabilities            25,021         11,288
      Total liabilities               653,288        554,318

Stockholders' equity                  204,392        205,078
                                   $  857,680     $  759,396

                        Stage Stores, Inc.
          Consolidated Condensed Statement of Cash Flows
                          (in thousands)
                           (unaudited)

                                                 Twelve Months Ended
                                                 1/30/99      1/31/98
 Cash flows from operating activities:
   Net income                                 $    3,714   $   16,245
   Adjustments to net income:
     Depreciation and amortization                33,474       19,828
     Other                                         2,371       45,733
     Amortization of debt issue costs and
      accretion of discount                        3,715        3,505
   Changes in working capital                    (58,868)     (66,477)
       Net cash provided by (used in)
        operating activities                     (15,594)      18,834

 Cash flows from investing activities:
   Acquisitions, net of cash acquired                 --       (4,946)
   Additions to fixed assets                     (88,719)     (64,859)
       Net cash used in investing activities     (88,719)     (69,805)

 Cash flows from financing activities:
   Proceeds from working capital facility         96,300       45,700
   Proceeds from issuance of common stock          1,039       22,522
   Proceeds from long-term debt                       --      299,718
   Payments on long-term debt                     (2,596)    (299,533)
   Additions to debt issue costs                    (913)     (12,407)
       Net cash provided by financing
        activities                                93,830       56,000

   Net increase (decrease) in cash and cash
        equivalents                              (10,483)       5,029

   Cash and cash equivalents:
     Beginning of period                          23,315       18,286
     End of period                            $   12,832   $   23,315